Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT  06901

Telephone:   (203) 975-7110
Fax:   (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN HOLDINGS INCREASES SIZE OF ITS
BOARD OF DIRECTORS AND ELECTS LEIGH J. ABRAMSON
AS A MEMBER OF ITS BOARD OF DIRECTORS

STAMFORD, CT, August 6, 2018 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that its Board of Directors approved an increase in the number of Directors constituting the Board of Directors of the Company from seven to eight members in accordance with its Amended and Restated Certificate of Incorporation and elected Leigh J. Abramson as a member of the Board of Directors of the Company to fill the resulting vacancy.  Mr. Abramson will serve as a Class II Director of the Company, with the term of his position running until the annual meeting of stockholders of the Company in 2020.  Mr. Abramson returns as a Director of the Company, having previously served as a Director from September 1996 until July 2003.
Mr. Abramson, 50, brings more than 28 years of business experience to the Company.  Mr. Abramson has been a Managing Director and Partner of Metalmark Capital, a private equity fund, since its founding in 2004.  Mr. Abramson focuses on the industrial and agricultural sectors.  Metalmark Capital was founded by the principals of Morgan Stanley Capital Partners, including Mr. Abramson.  Mr. Abramson was with Morgan Stanley Capital Partners from 1992 until 2004, and he began his career in Morgan Stanley's Investment Banking Division in 1990 until 1992.  Mr. Abramson also currently serves as a Director for several private companies.

SILGAN HOLDINGS
August 6, 2018

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.1 billion in 2017.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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